Exhibit 99.1
Hanesbrands Inc
1000 East Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-8080

news release
FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386
Analysts and Investors, contact:	Brian Lantz, (336) 519-7130
HANESBRANDS INC. REPORTS THIRD-QUARTER RESULTS
WINSTON-SALEM, N.C. (Oct. 28, 2009) — Hanesbrands Inc. (NYSE: HBI), one of the world’s largest apparel essentials companies, today reported results for the 2009 third quarter and announced expected net shelf-space gains for 2010.
The company increased earnings and profit margins in the third quarter and reduced debt. Third-quarter sales declined, in line with the company’s stated expectations.
•	Q3 EPS of $0.43, up 153 percent; EPS excluding actions of $0.63, up 21 percent.

•	Q3 sales of $1.06 billion, down 8 percent.

•	Year-to-date debt reduction of $134 million.

•	2010 incremental sales of approximately 5 percent expected from net shelf-space gains at retailers.
“Given that we are in the midst of a recession, we had very good profit growth in the quarter and solidified business momentum for 2010,” Hanesbrands Chairman and Chief Executive Officer Richard A. Noll said. “We have built a platform for future growth through our continued brand investments and low-cost global supply chain. We are protecting margins, reducing debt and substantially ramping up our production capacity to support a strong 2010, in which we expect shelf-space and distribution gains to add approximately 5 percent to our sales.”
Noteworthy Financial Highlights
Selected highlights for the quarter ended Oct. 3, 2009, compared with the year-ago quarter ended Sept. 27, 2008, include:
•	Third-quarter sales were consistent with the company’s previously announced expectations at $1.06 billion, compared with $1.15 billion a year ago. The company increased trade spending, especially for back-to-school programs, to support retailers and position the company for future growth opportunities.

Hanesbrands Inc. Reports Third-Quarter 2009 Results — Page 2
Sales for the Innerwear segment declined by 10 percent with weakness in intimate apparel and socks. Male underwear sales were comparable to last year. Outerwear segment sales decreased by 5 percent with sales strength to retailers, including increased Champion brand activewear sales, offset by lower sales to the wholesale channel.
International segment sales decreased by 8 percent, and Hosiery segment sales declined by 12 percent.
The company’s sales planning assumption continues to be that consumer-spending levels remain constant through 2009.
•	Operating profit was $93.3 million in the quarter, up from $58.2 million a year ago. Operating profit excluding actions increased by 9 percent to $111.1 million. The operating profit improvement resulted from cost-reduction initiatives and lower commodities.

The third quarter’s operating profit margin excluding actions was 10.5 percent, compared with 8.9 percent in last year’s third quarter.

•	Diluted EPS increased to $0.43 from $0.17, while diluted EPS excluding actions increased by 21 percent to $0.63 from $0.52 a year ago.

EPS benefited from higher operating profit and a lower effective income tax rate. The effective income tax rate was 14 percent in the quarter, down from a rate of 24 percent in last year’s quarter. The company expects the tax rate for the year to be 16 percent, reflecting a higher mix of foreign profit due in part to domestic restructuring charges.

•	Hanesbrands paid down debt by $177 million in the quarter. The company’s debt is now $134 million lower than the beginning of the year, and the company’s goal remains to end the year with debt that is $300 million lower than the start of the year. The company’s strong cash flow is benefiting from reduced inventory.

For 2010, Hanesbrands has the potential for robust cash flow, and its major priority is to pay down debt by another $300 million. The company also continues to consider refinancing its debt as the debt markets allow, possibly as early as the fourth quarter. Refinancing would provide even greater strategic flexibility in 2010 to reduce leverage and consider bolt-on acquisitions that could take advantage of the company’s low-cost global supply chain.

“We continue to invest in our business while reducing debt and expanding margins in a difficult economic environment,” Hanesbrands Executive Vice President and Chief Financial Officer E. Lee Wyatt said. “We also continue to strategically manage our capital structure. The company has set a new long-term leverage ratio target of 2 to 3 times debt to EBITDA, and we have the potential to reach that range in 2011. This would radically change our leverage profile over the next two years.”
(See Table 4 for details and reconciliation with reported operating results consistent with

Hanesbrands Inc. Reports Third-Quarter 2009 Results — Page 3
generally accepted accounting principles. Diluted EPS excluding actions, operating profit excluding actions, gross profit excluding actions, SG&A excluding actions, net income excluding actions, EBITDA or earnings before interest, taxes, depreciation and amortization, and the margins on sales of these measures are non-GAAP measures used to better assess underlying business performance because they exclude the effect of unusual actions that are not directly related to operations. The unusual actions in the current or year-ago periods were restructuring and related charges, nonrecurring spinoff-related and other expenses, other expenses, and the tax effect on these items.)
Other Comments
Continued investment in brand-building programs has solidified significant net shelf-space and distribution gains, starting primarily in early 2010. Program gains significantly outnumber program losses, and the company expects the net space gains to generate approximately 5 percent incremental sales growth in 2010. The growth expectation pertains only to the net space and distribution gains and is not dependent on a consumer spending rebound. In early 2010, Hanesbrands will provide its expectations for total 2010 net sales growth based on the space gains, point-of-sale trends for the holiday period, the outlook for the consumer climate in 2010, and other factors.
Hanesbrands is increasing its production capacity to meet 2010 growth expectations. In early October production began at the company’s new Nanjing, China, fabric production plant, which will supply the company’s Southeast Asia sewing facilities. The company is also substantially ramping up contract production as needed.
As a result of the continuing long-term trend of declining sheer hosiery consumption in the United States, the company announced this week that it expects to close a sheer hosiery manufacturing facility in Winston-Salem with 240 employees in 2010.
The company today closed on the previously announced sale of its yarn production plants to Parkdale America, LLC. Exiting yarn production and entering a supply agreement is expected to generate a $100 million balance sheet improvement within six months as a result of working capital improvement and sale proceeds.
“We are pleased with our profit and margin performance and our readiness to take advantage of opportunities in 2010,” Noll said. “This year is playing out consistent with our expectations, and we have continued to invest during the recession. We will begin 2010 with momentum. We have retail shelf-space gains, a recapitalized global supply chain and opportunities for a very good year.”
Webcast Conference Call
Hanesbrands will host a live Internet audio webcast of its quarterly investor conference call at 5 p.m. EDT today to review third-quarter results, fourth-quarter assumptions and 2010 space gains. The live Internet broadcast may be accessed on the home page of the Hanesbrands corporate Web site, www.hanesbrands.com. The call is expected to conclude by 6 p.m. EDT.

Hanesbrands Inc. Reports Third-Quarter 2009 Results — Page 4
An archived replay of the conference call webcast will be available in the investors section of the Hanesbrands corporate Web site. A telephone playback will be available from approximately 7 p.m. EDT today until midnight EST on Nov. 4, 2009. The replay will be available by calling toll-free (800) 642-1687, or via toll call at (706) 645-9291. The replay pass code is 33254168.
Cautionary Statement Concerning Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding our long-term goals and trends associated with our business, expected reduction in debt, and the net retail space gains that have been secured for 2010 and the expected impact of the space gains. These forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from those described in or implied by such forward-looking statements. These risks and uncertainties include the following: our ability to execute our consolidation and globalization strategy, including migrating our production and manufacturing operations to lower-cost locations around the world; our ability to successfully manage social, political, economic, legal and other conditions affecting our foreign operations and supply chain sources; current economic conditions; consumer spending levels; the risk of inflation or deflation; financial difficulties experienced by, or loss of or reduction in sales to, any of our top customers or groups of customers; gains and losses in the shelf space that our customers devote to our products; our debt and debt service requirements that restrict our operating and financial flexibility, and impose interest and financing costs; the financial ratios that our debt instruments require us to maintain; failure to protect against dramatic changes in the volatile market price of cotton; the impact of increases in prices of other materials used in our products and increases in other costs; our ability to effectively manage our inventory and reduce inventory reserves; retailer consolidation and other changes in the apparel essentials industry; the highly competitive and evolving nature of the industry in which we compete; our ability to keep pace with changing consumer preferences; costs and adverse publicity from violations of labor or environmental laws by us or our suppliers; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including the 2008 Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, registration statements, press releases and other communications. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.
Hanesbrands Inc.
Hanesbrands Inc. is a leading marketer of innerwear, outerwear and hosiery apparel under strong consumer brands, including Hanes, Champion, Playtex, Bali, JMS/Just My Size, barely there and Wonderbra. The company designs, manufactures, sources and sells T-shirts, bras, panties, men’s underwear, children’s underwear, socks, hosiery, casualwear and activewear. Hanesbrands has approximately 45,000 employees in more than 25 countries. More information may be found on the company’s Web site at www.hanesbrands.com.
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TABLE 1
HANESBRANDS INC.
Condensed Consolidated Statements of Income
(Amounts in thousands, except per-share amounts)
(Unaudited)

	Quarter Ended			Nine Months Ended
	October 3,	September 27,		October 3,	September 27,
	2009	2008	% Change	2009	2008	% Change
Net sales:
Innerwear	$585,327	$650,372		$1,710,920	$1,830,437
Outerwear	329,721	348,467		776,282	880,809
Hosiery	43,944	50,197		139,300	166,672
International	107,399	116,581		294,674	352,120
Other	3,745	4,769		12,022	20,064

Total segment net sales	1,070,136	1,170,386		2,933,198	3,250,102
Less: Intersegment	11,463	16,751		30,662	36,449

Total net sales	1,058,673	1,153,635	-8.2%	2,902,536	3,213,653	-9.7%

Cost of sales	701,993	811,851		1,960,589	2,145,949

Gross profit	356,680	341,784	4.4%	941,947	1,067,704	-11.8%
As a % of net sales	33.7%	29.6%		32.5%	33.2%

Selling, general and administrative expenses	248,267	255,228		702,204	776,267
As a % of net sales	23.5%	22.1%		24.2%	24.2%

Restructuring	15,104	28,355		46,319	32,355

Operating profit	93,309	58,201	60.3%	193,424	259,082	-25.3%
As a % of net sales	8.8%	5.0%		6.7%	8.1%

Other expenses	2,423	—		6,537	—
Interest expense, net	42,941	37,253		124,548	115,282

Income before income tax expense	47,945	20,948		62,339	143,800
Income tax expense	6,807	5,028		9,974	34,512

Net income	$41,138	$15,920	158.4%	$52,365	$109,288	-52.1%

Earnings per share:
Basic	$0.43	$0.17		$0.55	$1.16
Diluted	$0.43	$0.17	152.9%	$0.55	$1.14	-51.8%

Weighted average shares outstanding:
Basic	95,247	93,992		94,880	94,283
Diluted	96,422	95,018		95,469	95,483

TABLE 2
HANESBRANDS INC.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	October 3, 2009	January 3, 2009
Assets
Cash and cash equivalents	$38,617	$67,342
Trade accounts receivable, net	538,540	404,930
Inventories	1,137,077	1,290,530
Other current assets	324,352	347,523

Total current assets	2,038,586	2,110,325

Property, net	612,911	588,189
Intangible assets and goodwill	460,893	469,445
Other noncurrent assets	379,523	366,090

Total assets	$3,491,913	$3,534,049

Liabilities
Accounts payable and accrued liabilities	$612,423	$640,910
Notes payable	62,158	61,734
Accounts receivable securitization facility	249,043	45,640

Total current liabilities	923,624	748,284

Long-term debt	1,793,680	2,130,907
Other noncurrent liabilities	481,425	469,703

Total liabilities	3,198,729	3,348,894

Equity	293,184	185,155

Total liabilities and equity	$3,491,913	$3,534,049

TABLE 3
HANESBRANDS INC.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Nine Months Ended
	October 3,	September 27,
	2009	2008
Operating Activities:
Net income	$52,365	$109,288
Depreciation and amortization	66,769	77,613
Other noncash items	40,681	15,655
Changes in assets and liabilities, net	50,992	(221,177)

Net cash provided by (used in) operating activities	210,807	(18,621)

Investing Activities:
Purchases of property and equipment, net, and other	(83,885)	(109,644)

Financing Activities:
Net borrowings on notes payable, debt, stock repurchases and other	(155,935)	40,776

Effect of changes in foreign currency exchange rates on cash	288	(535)

Decrease in cash and cash equivalents	(28,725)	(88,024)

Cash and cash equivalents at beginning of year	67,342	174,236

Cash and cash equivalents at end of period	$38,617	$86,212

TABLE 4
HANESBRANDS INC.
Supplemental Financial Information
(Amounts in thousands, except per-share amounts)
(Unaudited)
Reconciliation of Reported Operating Results with
Certain Information Excluding Actions

	Quarter Ended		Nine Months Ended
	October 3,	September 27,	October 3,	September 27,
	2009	2008	2009	2008
A. Excluding actions data

Gross profit	$357,067	$359,822	$947,855	$1,092,933
SG&A	$245,927	$257,715	$699,149	$777,533
Operating profit	$111,140	$102,107	$248,706	$315,400
Net income	$60,645	$49,289	$104,293	$152,090
Earnings per diluted share	$0.63	$0.52	$1.09	$1.59
Weighted average diluted shares outstanding	96,422	95,018	95,469	95,483

As a % of net sales
Gross profit	33.7%	31.2%	32.7%	34.0%
SG&A	23.2%	22.3%	24.1%	24.2%
Operating profit	10.5%	8.9%	8.6%	9.8%
Net income	5.7%	4.3%	3.6%	4.7%

B. Operating results excluding actions

Gross profit as reported	$356,680	$341,784	$941,947	$1,067,704
Accelerated depreciation included in Cost of sales	118	4,011	2,392	11,202
Inventory write-off included in Cost of sales	269	14,027	3,516	14,027

Gross profit excluding actions	$357,067	$359,822	$947,855	$1,092,933

SG&A as reported	$248,267	$255,228	$702,204	$776,267
Spinoff-related and other expenses included in SG&A	(2,157)	—	(2,517)	—
Accelerated depreciation included in SG&A	(183)	2,487	(538)	1,266

SG&A excluding actions	$245,927	$257,715	$699,149	$777,533

Operating profit as reported	$93,309	$58,201	$193,424	$259,082
Gross profit actions	387	18,038	5,908	25,229
SG&A actions	2,340	(2,487)	3,055	(1,266)
Restructuring	15,104	28,355	46,319	32,355

Operating profit excluding actions	$111,140	$102,107	$248,706	$315,400

C. Net income excluding actions

Net income as reported	$41,138	$15,920	$52,365	$109,288
Gross profit actions	387	18,038	5,908	25,229
SG&A actions	2,340	(2,487)	3,055	(1,266)
Restructuring	15,104	28,355	46,319	32,355
Other expenses	2,423	—	6,537	—
Tax effect on actions	(747)	(10,537)	(9,891)	(13,516)

Net income excluding actions	$60,645	$49,289	$104,293	$152,090

D. EBITDA

Net income	$41,138	$15,920	$52,365	$109,288
Interest expense, net	42,941	37,253	124,548	115,282
Income tax expense	6,807	5,028	9,974	34,512
Depreciation and amortization	21,140	22,653	66,769	77,613

Total EBITDA	$112,026	$80,854	$253,656	$336,695